Exhibit 99.1

ADAMAS REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

Company to Expand Focus on Treatment of CNS Movement Disorders

EMERYVILLE, Calif., November 4, 2014 — Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today reported a net loss attributable to common stockholders of $9.6 million, or $0.57 per share, for the quarter ended September 30, 2014.  In the same period last year, the company reported a net loss attributable to common stockholders of $3.4 million, or $0.36 per share.  Adamas ended the current quarter with $137.5 million in cash and cash equivalents, compared to $85.6 million at December 31, 2013.

“We continue to advance ADS-5102, our lead wholly-owned product candidate, through pivotal clinical trials,” said Gregory T. Went, PhD., Chairman and Chief Executive Officer of Adamas.  “We are actively enrolling subjects in multiple Phase 3 studies evaluating ADS-5102 in individuals with Parkinson’s disease who have levodopa-induced dyskinesia (LID).  We are on track to complete enrollment of these studies in 2015.”

Dr. Went continued, “We have also broadened our product portfolio by prioritizing and selecting for development additional indications for our ADS-5102 product candidate, and we expect to initiate up to two studies in 2015.  Of the numerous candidate indications, our focus has shifted from chronic traumatic brain injury to three specific areas, each tailored to our planned commercial infrastructure:

•                  hyperkinetic movement disorders similar to LID, generally characterized by abnormally heightened, sometimes uncontrollable, movements, such as Huntington’s chorea, tardive dyskinesia, and Tourette’s Syndrome;

•                  hypokinetic movement disorders, generally characterized by decreased bodily movement or muscle rigidity, such as walking and fatigue issues associated with multiple sclerosis and walking deficits following stroke; and

•                  neuropsychiatric disorders, such as depression and Alzheimer’s disease.

Our increasing focus on movement disorders reflects both the magnitude of unmet need in the treatment of these disorders and the potential clinical effect of ADS-5102 as observed in our first Phase 2/3 study in LID.”

Fiscal 2014 Third Quarter and Nine Month Results

For the quarters ended September 30, 2014, and September 30, 2013, Adamas reported total revenues of $215,000 and $161,000, respectively.  Revenues recognized in both periods were from development expense reimbursement from Adamas’ collaboration with Forest Laboratories, Inc. and government grants and contracts.  Research and development expenses for the quarter ended September 30, 2014, were $5.4 million, including $642,000 in stock-based compensation expense, compared to $1.4 million for the quarter ended September 30, 2013, which included $61,000 in stock-based compensation expense.  The increase was related primarily to investments in the ADS-5102 clinical program.  General and administrative expenses for the quarter ended September 30, 2014, were $4.4 million, including $1.4 million in stock-based compensation expense, compared to $1.6 million for the quarter ended September 30, 2013, which included $72,000 in stock-based compensation expense.  The increase was due primarily to headcount-related costs, including stock-based compensation, and professional services related to being a public company.

Total revenues for the nine months ended September 30, 2014, and September 30, 2013, were $25.5 million and $31.0 million, respectively.  Revenues recognized in both periods were from development milestone payments and development expense reimbursement from Adamas’ collaboration with Forest, as well as from government grants and contracts.  Research and development expenses for the nine months ended September 30, 2014, were $13.3 million, including $1.7 million in stock-based compensation expense, compared to $5.0 million for the nine months ended September 30, 2013, which included

$165,000 in stock-based compensation expense.  The increase was related primarily to investments in the ADS-5102 clinical program.  General and administrative expenses for the nine months ended September 30, 2014, were $10.7 million, including $3.2 million in stock-based compensation expense, compared to $4.1 million for the nine months ended September 30, 2013, which included $221,000 in stock-based compensation expense.  The increase was due primarily to headcount-related costs and professional services related to being a public company.

About Adamas

Adamas Pharmaceuticals, Inc. is a specialty pharmaceutical company driven to improve the lives of those affected by chronic disorders of the central nervous system.  The company achieves this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone or in fixed-dose combination products.  Adamas is currently developing its lead wholly-owned product candidate, ADS-5102, for a complication of Parkinson’s disease known as levodopa-induced dyskinesia, or LID, and is evaluating other potential indications.  The company’s portfolio also includes a fixed-dose combination product candidate, MDX-8704, being developed with Forest Laboratories, Inc., a subsidiary of Actavis plc, and an approved controlled-release product, Namenda XR®, which Forest developed and is marketing in the United States under an exclusive license from Adamas.  For more information, please visit www.adamaspharma.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements.  Such statements contained in this press release include expectations regarding the timing of initiation and enrollment of our clinical trials.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, as well as risks relating to Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 4, 2014.

Namenda XR® is a registered trademark of Merz Pharma GmbH & Co. KGaA.

For questions, please contact:

Julie Wood

Investor Relations & Corporate Communications

Adamas Pharmaceuticals, Inc.
Phone: 510-450-3528

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Operations Data

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue	$215	$161	$25,545	$30,985

Operating expenses
Research and development	5,412	1,387	13,343	5,037
General and administrative	4,353	1,571	10,724	4,054
Total operating expenses	9,765	2,958	24,067	9,091
Income (loss) from operations	(9,550)	(2,797)	1,478	21,894
Interest and other income (expense), net	(1)	(426)	(801)	(1,414)
Income (loss) before income taxes	(9,551)	(3,223)	677	20,480
Income tax expense	(6)	(216)	(185)	(503)
Net income (loss)	$(9,557)	$(3,439)	$492	$19,977

Net income (loss) attributable to common stockholders
Basic	$(9,557)	$(3,439)	$53	$12,630
Diluted	$(9,557)	$(3,439)	$54	$13,294

Net income (loss) per share attributable to common stockholders
Basic	$(0.57)	$(0.36)	$0.00	$1.33
Diluted	$(0.57)	$(0.36)	$0.00	$1.19

Weighted average number of shares used in computing net income (loss) attributable to common stockholders
Basic	16,787	9,510	13,998	9,506
Diluted	16,787	9,510	16,769	11,194

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)

	September 30, 2014	December 31, 2013

Assets
Current assets
Cash and cash equivalents	$137,526	$85,612
Accounts receivable	120	129
Prepaid expenses and other current assets	1,284	267
Total current assets	138,930	86,008
Property and equipment, net	443	199
Other assets	70	9
Total assets	$139,443	$86,216
Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities
Accounts payable	$3,033	$2,097
Accrued liabilities	3,517	2,119
Other current liabilities	146	2
Total current liabilities	6,696	4,218
Warrant liability	—	6,232
Non-current liabilities	—	12
Total liabilities	6,696	10,462
Contingencies

Convertible preferred stock	—	19,149

Stockholders’ equity
Common stock	22	14
Additional paid-in capital	152,805	77,163
Accumulated deficit	(20,080)	(20,572)
Total stockholders’ equity	132,747	56,605
Total liabilities, convertible preferred stock and stockholders’ equity	$139,443	$86,216

Adamas Pharmaceuticals, Inc.

Unaudited Consolidated Statement of Cash Flows

(in thousands, except per share data)

	Nine Months Ended September 30,
	2014	2013

Cash flows from operating activities
Net income	$492	$19,977
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	99	43
Stock-based compensation	4,907	386
Change in preferred stock warrant value	983	1,073
Provision for employee notes receivable	—	1
Issuance of common stock and vesting of restricted common stock for services received	—	75
Write-off of fixed assets	80	—
Changes in assets and liabilities
Prepaid expenses and other assets	(1,077)	(364)
Accounts receivable	9	774
Accounts payable	936	(1,933)
Accrued liabilities and other liabilities	811	(193)
Deferred revenue	—	(29,611)
Net cash provided by (used in) operating activities	7,240	(9,772)
Cash flows from investing activities
Purchase of property and equipment	(194)	(162)
Net cash used in investing activities	(194)	(162)
Cash flows from financing activities
Proceeds from public offering of common stock, net of underwriters discount	45,851	—
Payment of public offering costs	(3,219)	—
Proceeds from issuance of common stock upon exercise of stock options	250	25
Proceeds from issuance of common and preferred stock upon exercise of warrants	1,986	—
Principal payments on convertible promissory notes	—	(4,000)
Net cash provided by (used in) financing activities	44,868	(3,975)
Net increase (decrease) in cash and cash equivalents	51,914	(13,909)
Cash and cash equivalents at beginning of period	85,612	62,957
Cash and cash equivalents at end of period	$137,526	$49,048

Supplemental disclosure of noncash items
Accrued capital expenditures	$229	$—
Liability assumed in noncash stock transaction	$341	$—

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